                                  EXHIBIT 99.1

                                  PRESS RELEASE

                              FOR IMMEDIATE RELEASE


        For Additional Information Contact:
        K. M. Hoveland: 626-339-9663
        K.HOVELAND@KAISERFEDERAL.NET

        K-FED BANCORP DECLARES QUARTERLY DIVIDEND

        Covina, California - February 28, 2005 - K-Fed Bancorp announced today that its Board of Directors has declared a quarterly cash dividend of $.05 per share on its common stock. The dividend will be paid on March 21, 2005 to the shareholders of record as of the close of business on March 10, 2005.

        Net income for the three months ending December 31, 2004, was $1.1 million with earnings for basic and diluted shares of $.08 per share.

        K-Fed Mutual Holding Company, parent company of K-Fed Bancorp holding 8,861,750 of the outstanding shares, waived its receipt of the dividend.

        K-Fed Bancorp is the parent corporation for Kaiser Federal Bank, a federally chartered savings association headquartered in Covina, California. The Bank operates three full service offices and two financial service centers in southern and northern California, as well as a statewide network of over 30 ATMs.

        K-Fed Bancorp stock trades on NASDAQ under the KFED symbol. For additional information, visit WWW.K-FED.COM or WWW.KAISERFEDERAL.COM.